Exhibit 99.1

News Release

Air Products and Chemicals, Inc.

1940 Air Products Boulevard, Allentown, PA 18106-5500

www.airproducts.com

Air Products Completes $1.81 Billion Sale of Liquefied Natural Gas

Process Technology and Equipment Business to Honeywell

•	Strategic divestiture reflects Air Products’ commitment to its industrial gases and clean hydrogen growth strategy

•	All related assets, intellectual property, manufacturing capability, and personnel have successfully transferred to Honeywell

LEHIGH VALLEY, PA (September 30, 2024) – Air Products (NYSE:APD) today announced it has completed the sale of its liquefied natural gas (LNG) process technology and equipment business to Honeywell for $1.81 billion in cash. First announced in July 2024, closing conditions for the transaction have been fully met and regulatory approvals received.

The divestiture of the LNG process technology and equipment business is strategic, reflecting Air Products’ firm focus on its two-pillar growth strategy to profitably grow its core industrial gases and related equipment businesses, and to deliver clean hydrogen at scale.

With the sale, related assets, manufacturing capability and personnel associated with the LNG process technology and equipment business have transferred successfully to Honeywell, including approximately 475 employees and the Port Manatee, Florida coil-would heat exchanger manufacturing facility.

Chairman, President and Chief Executive Officer Seifi Ghasemi said, “I want to thank our former LNG colleagues for their contributions, hard work and expertise, which have built a strong foundation that Honeywell can now take forward. Air Products remains laser focused on creating shareholder value by executing our growth strategy in industrial gases and clean hydrogen to drive the energy transition and decarbonize.”

Lazard, Inc. served as financial advisors to Air Products, while Skadden, Arps, Slate, Meagher & Flom LLP provided external legal counsel.

About Air Products

Air Products (NYSE:APD) is a world-leading industrial gases company in operation for over 80 years focused on serving energy, environmental, and emerging markets. The Company has two growth pillars driven by sustainability. Air Products’ base business provides essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, and food. The Company also develops, engineers, builds, owns and operates some of the world’s largest clean hydrogen projects supporting the transition to low- and zero-carbon energy in the heavy-duty transportation and industrial sectors. Additionally, Air Products provides turbomachinery, membrane systems and cryogenic containers globally.

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The Company had fiscal 2023 sales of $12.6 billion from operations in approximately 50 countries and has a current market capitalization of approximately $60 billion. Approximately 23,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and reimagine what’s possible to address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.

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Media Inquiries:

Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com

Art George, tel: (610) 481-1340; email: georgeaf@airproducts.com

Investor Inquiries:

Eric Guter, tel: (610) 481-1872; email: guterej@airproducts.com

Mun Shieh, tel: (610) 481-2951; shiehmh@airproducts.com